As filed with the Securities and Exchange Commission on February 6, 2013

File No. 811-22186

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY

ACT OF 1940                                                                                                                                      [X]

Amendment No. 8                                                                                                                                  [X]

OPPENHEIMER MASTER INTERNATIONAL VALUE FUND, LLC

(Exact Name of Registrant as Specified in Charter)

6803 South Tucson Way, Centennial, Colorado 80112-3924

(Address of Principal Executive Offices) (Zip Code)

(303) 768-3200

(Registrant’s Telephone Number, including Area Code)

Arthur S. Gabinet, Esq.

OFI Global Asset Management, Inc.

Two World Financial Center, 225 Liberty Street

New York, New York 10281-1008

(Name and Address of Agent for Service)

This Amendment No. 8 to the Registrant’s Registration Statement on Form N‑1A (File No. 811‑22186) (the “Registration Statement”) consists of the following: (1) the facing sheet of the Registration Statement; (2) Amendment, dated February 6, 2013, to the Registration Statement; and (3) Signature page. Parts A, B and C to the Registration Statement were previously filed on August 28, 2012 and are incorporated by reference.

OPPENHEIMER MASTER INTERNATIONAL VALUE FUND, LLC

Amendment dated February 6, 2013 to the

Registration Statement dated August 28, 2012

This following information supplements and/or replaces the respective information in the Fund’s Prospectus and Statement of Additional Information dated August 28, 2012. This Amendment No. 8 should be read in conjunction with the Fund’s Registration Statement, dated August 28, 2012.

Effective February 6, 2013, the Registration Statement is revised as follows:

1.	The Registration Statement is amended to reflect that Randall Dishmon will no longer serve as Vice President and portfolio manager of the Fund. All references to Randall Dishmon contained within the Registration Statement are hereby removed.

2.	Section (b) of Item 5 in Part A titled “Portfolio Manager(s)” is deleted in its entirety and replaced with the following:

(b) Portfolio Manager(s). James C. Ayer, CFA, has been a portfolio manager of the Fund since February 2013.

3.	Section (a)(2) of Item 10 in Part A titled “Portfolio Manager” is deleted in its entirety and replaced with following:

(a)(2) Portfolio Manager

Portfolio Manager.  The Fund's portfolio is managed by James C. Ayer, who is primarily responsible for the day-to-day management of the Fund's investments. Mr. Ayer, CFA, has been a portfolio manager of the Fund since February 2013.

Mr. Ayer has been a Vice President of the Manager since February 2013. Mr. Ayer was a General Partner, Portfolio Manager, and Member of the Executive Management Committee at Tiedemann Investment Group from 1996 to 2013. He was a portfolio manager on the Global Equity team at the Manager from 1992 to 1995.

The Statement of Additional Information provides additional information about portfolio manager compensation, other accounts managed and ownership of Fund shares.

4.	Section (a) of Item 20 in Part B titled “Other Accounts Managed” is deleted in its entirety and replaced with the following:

▪	Other Accounts Managed. In addition to managing the Fund’s investment portfolio, the Portfolio Manager also manages other investment portfolios and accounts on behalf of the Manager or its affiliates. The following table provides information regarding those other portfolios and accounts as of February 1, 2013. No portfolio or account has an advisory fee based on performance:

Portfolio Manager	Registered Investment Companies Managed	Total Assets in Registered Investment Companies Managed	Other Pooled Investment Vehicles Managed	Total Assets in Other Pooled Investment Vehicles Managed	Other Accounts Managed	Total Assets in Other Accounts Managed[1]
James C. Ayer[1]	N/A	N/A	N/A	N/A	N/A	N/A

1. Does not include personal accounts of the portfolio manager and his family, which are subject to the Code of Ethics.

2. Mr. Ayer did not become a portfolio manager until February 4, 2013.

5.	The following sentence is added at the end of Item 27 in Part B titled “Financial Statements”:

The Fund’s unaudited Financial Statements, included in the Fund’s Semi-Annual Report dated October 31, 2012, including the notes thereto, are also incorporated by reference into this SAI.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 6th day of February, 2013.

Oppenheimer Master International Value Fund, LLC

By: /s/ William F. Glavin, Jr.

                          William F. Glavin, Jr., President

                          Principal Executive Officer and Director

*By:     /s/ Mitchell Lindauer

Mitchell Lindauer, Attorney-in-Fact

Date: February 6, 2013